EX-4.6


                                   EXHIBIT 4.6


                   CONVERTIBLE GRID NOTE CONVERSION AGREEMENT

      REFERENCE is hereby made to the outstanding demand loans in the aggregate amount of Thirty Two Thousand One Hundred Sixty Three Dollars ($32,163) represented by the annexed Convertible Grid Promissory Note dated December 31, 2005 (collectively, the "Note") owed by Twin Lakes, Inc., a Nevada corporation (the "Company") to Turquoise Partners, LLC, a New York limited liability company (the "Holder").

      WHEREAS, the Company desires to convert the Note into shares of the Company's Common Stock to facilitate corporate transactions and financing and the Holder has agreed to such conversion on the terms set forth herein.

      NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

      1. The Holder hereby agrees to waive any claims relating to the Note and agrees that all obligations of the Company represented by the Note shall be converted into [9,459,706] shares of the Company's Common Stock.

      2.    The Company agrees:

            (a) that there is payable on the Note (principal plus interest) the total sum of $32,163; and

            (b) the Note will be converted into 9,459,706 shares of the Company's Common Stock in exchange for full settlement of all the Company's obligations under the Note; and

            (c) that the certificates representing shares of the Company's Common Stock issued upon conversion of the Note shall have a restrictive legend.

      3. Both Holder and the Company represent that this Note Conversion Agreement has been duly authorized and approved by all required corporate action by the Company

                  [SIGNATURE PAGE TO NOTE CONVERSION AGREEMENT]

and Holder and does not violate their respective organizational documents or any agreements to which either of them is a party.

      IN WITNESS WHEREOF, the Holder and the Company have made and entered into this Note Conversion Agreement as of the date first set forth above.

Dated: January 9, 2006

                                                   TURQUOISE PARTNERS, LLC


                                                   By: /s/ Arnold P. Kling
                                                   Name: Arnold P. Kling
                                                   Title:   Managing Member

                                                   TWIN LAKES, INC.

                                                   By: /s/ Arnold P. Kling
                                                   Name: Arnold P. Kling
                                                   Title:   President